EXHIBIT 99.1

Apyx Medical Corporation Reports Fourth Quarter and Full Year 2021 Financial Results; Introduces Full Year 2022 Financial Outlook
Advanced Energy Sales increased 52% year-over-year in Q4; up 94% year-over-year in 2021

CLEARWATER, FL — March 17, 2022 - Apyx Medical Corporation (NASDAQ:APYX) (the “Company”), a maker of medical devices and supplies and the developer of Helium Plasma Technology, marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market, today reported financial results for its fourth quarter and full year ended December 31, 2021, and introduced financial expectations for the full year ending December 31, 2022.

Fourth Quarter 2021 Financial Summary:

•Total revenue of $16.8 million, up 47% year-over-year.
◦Advanced Energy revenue of $15.0 million, up 52% year-over-year.
◦OEM revenue of $1.8 million, up 13% year-over-year.
•Net loss attributable to stockholders of $2.0 million, compared to $1.5 million for the fourth quarter of 2020. Net loss attributable to stockholders in the fourth quarter of 2020 included an income tax benefit of $0.4 million.
•Adjusted EBITDA loss of $0.3 million, compared to adjusted EBITDA loss of $0.7 million for the fourth quarter of 2020.

Full Year 2021 Financial Summary:

•Total revenue of $48.5 million, up 75% year-over-year.
◦Advanced Energy revenue of $43.0 million, up 94% year-over-year.
◦OEM revenue of $5.5 million, up 1% year-over-year.
•Net loss attributable to stockholders of $15.2 million, compared to net loss attributable to stockholders of $11.9 million for 2020. Net loss attributable to stockholders in 2020 included an income tax benefit of $7.5 million.
•Adjusted EBITDA loss of $8.8 million, compared to $14.5 million for 2020.
•At December 31, 2021, the Company had cash and cash equivalents of $30.9 million, compared to $41.9 million as of December 31, 2020. At December 31, 2021, the Company had working capital of $47.5 million, including expected cash tax refunds of approximately $7.5 million the Company expects to receive during 2022 related to the net operating loss carrybacks resulting from the 2020 CARES Act.

Highlights & Developments Subsequent to Quarter End:

•On February 17, 2022, the Company announced the publication of a peer-reviewed article in the journal, Lasers in Surgery and Medicine, the official journal of the American Society for Laser Medicine & Surgery, featuring the results of its U.S. IDE clinical study evaluating the Renuvion Dermal Handpiece using Apyx’s Helium Plasma Technology for dermal resurfacing procedures.
•On February 17, 2022, the Company announced the submission of a 510(k) premarket notification to the U.S. Food and Drug Administration, which is intended to obtain a general indication for use of the Renuvion Dermal handpiece in dermatological procedures requiring ablation and resurfacing of the skin.

•On March 14, 2022, the Company announced it had been notified by the U.S. Food and Drug Administration (“FDA”; “Agency”) that the Agency intended to post a Medical Device Safety Communication related to the Company’s Advanced Energy products.

Management Comments:

“We are pleased to bring 2021 to an impressive conclusion, with Advanced Energy sales growth in the fourth quarter that significantly exceeded our expectations,” said Charlie Goodwin, President and Chief Executive Officer. “Our outperformance resulted from strong execution by our commercial team and utilization-based demand from our existing U.S. customers, which drove generator and handpiece sales growth in excess of 120% and 90% year-over-year, respectively, in the fourth quarter. For the full year 2021, we delivered total revenue growth of 75% – driven primarily by a 94% increase in Advanced Energy sales – and reduced our Adjusted EBITDA loss and cash burn 42% and 35% year-over-year, respectively. The impressive revenue growth and financial performance we saw in 2021 was a direct result of our team’s strong operational execution with respect to our long-term growth strategy.”

Mr. Goodwin continued: “In 2022, our financial guidance calls for total revenue growth of 3% to 30%, along with continued improvements in our profitability profile. Our 2022 revenue outlook reflects our focus on executing our commercial strategy to raise awareness and adoption of our innovative Helium Plasma Technology, drive strong utilization from existing customers and increase our share of the over $3 billion global cosmetic surgery market. In addition, we aim to further expand our annual addressable market opportunity by obtaining new U.S. regulatory clearances in 2022. The low-end of our 2022 revenue outlook reflects potential impacts on new customer adoption and on procedure-related demand for handpieces as a result of the recent FDA Safety Communication and we will continue to evaluate what effects, if any, the FDA Safety Communication will have on our business and results of operations. To be clear, we support the FDA’s focus on ensuring that healthcare providers and patients understand the safe and proper use of our products, and we will continue to work with the FDA towards securing 510(k) clearance for additional indications. Our Advanced Energy products remain on the market, they continue to retain their existing FDA 510(k) clearances, and we intend to continue marketing and selling our products for their existing clinical indications. Importantly, we view any potential disruption as transitory and we believe the long-term outlook for Apyx Medical remains compelling: we have made considerable progress toward our strategic objective to enhance the Company’s foundation for growth in recent years, and expect to leverage this progress to deliver strong, sustained growth and to drive towards profitability in the years to come."

The following tables present revenue by reportable segment and geography:

	Three Months Ended December 31,		Increase/Decrease		Year Ended December 31,		Increase/Decrease
(In thousands)	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Advanced Energy	$15,034	$9,882	$5,152	52.1%	$42,985	$22,214	$20,771	93.5%
OEM	1,790	1,582	208	13.1%	5,532	5,497	35	0.6%
Total	$16,824	$11,464	$5,360	46.8%	$48,517	$27,711	$20,806	75.1%

	Three Months Ended December 31,		Increase/Decrease		Year Ended December 31,		Increase/Decrease
(In thousands)	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Domestic	$12,120	$6,587	$5,533	84.0%	$32,980	$18,812	$14,168	75.3%
International	4,704	4,877	(173)	(3.5)%	15,537	8,899	6,638	74.6%
Total	$16,824	$11,464	$5,360	46.8%	$48,517	$27,711	$20,806	75.1%

Fourth Quarter 2021 Results:

Total revenue for the three months ended December 31, 2021 increased $5.4 million, or 47%, to $16.8 million, compared to $11.5 million in the prior year period. Advanced Energy segment sales increased $5.2 million, or 52% year-over-year, to $15.0 million, compared to $9.9 million in the prior year period. OEM segment sales increased $0.2 million, or 13% year-over-year to $1.8 million, compared to $1.6 million in the prior year period. For the fourth quarter 2021, revenue in the United States increased $5.5 million, or 84% year-over-year, to $12.1 million, and international revenue decreased $0.2 million, or 4% from the prior year period, to $4.7 million. In the fourth quarter of 2021, total revenue growth was driven by increased global utilization-based demand for handpieces and higher adoption of generators within the US.

Gross profit for the three months ended December 31, 2021, increased $4.5 million, or 58% year-over-year, to $12.2 million, compared to $7.7 million in the prior year period. Gross margin for the three months ended December 31, 2021, was 72%, compared to 67% for the prior year period. The increase in profit margins for the three months ended December 31, 2021 from the prior year period is primarily attributable to sales mix between segments, with the Advanced Energy segment comprising a higher percentage of total sales, as well as improved handpiece margins due to continued manufacturing efficiency initiatives, the introduction of newer product models as we obtain registration in various markets, and higher production volumes. This was partially offset by higher inbound shipping costs related to the expedited sourcing of key component raw material inventories.

Operating expenses for the fourth quarter of 2021 increased $4.1 million, or 42% year-over-year, to $13.8 million, compared to $9.8 million for the fourth quarter of 2020. The year-over-year change in operating expenses was driven by a $3.0 million increase in selling, general and administrative expenses, a $0.7 million increase in professional services and a $0.4 million increase in salaries and related costs.

Total other (loss) income, net for the fourth quarter of 2021 decreased $0.3 million year-over-year to $(0.2) million, compared to total other (loss) income of $0.1 million for the fourth quarter of 2020.

Income tax expense for the fourth quarter of 2021 was $0.1 million, compared to an income tax benefit of $0.4 million for the fourth quarter of 2020. The year-over-year change in income tax expense (benefit) was primarily due to the net operating loss carryback recognized in the fourth quarter of 2020, which did not impact income tax expense in the fourth quarter of 2021.

Net loss attributable to stockholders for fourth quarter of 2021 was $2.0 million, or $0.06 per share, compared to a net loss of $1.5 million, or $0.04 per share, for the fourth quarter of 2020. Net loss attributable to stockholders in the fourth quarter of 2020 included an income tax benefit of $0.4 million.

Full Year 2021 Financial Results:

Total revenue for the year ended December 31, 2021 increased $20.8 million, or 75%, to $48.5 million, compared to $27.7 million in the prior year period. Advanced Energy segment sales increased $20.8 million, or 94% year-over-year, to $43.0 million, compared to $22.2 million in the prior year period. OEM segment sales increased 1% year-over-year and were approximately $5.5 million in both years. For the year ended December 31, 2021, revenue in the United States increased $14.2 million, or 75% year-over-year, to $33.0 million, and international revenue increased $6.6 million, or 75% year-over-year, to $15.5 million.

Net loss attributable to stockholders for the year ended December 31, 2021 was $15.2 million, or $0.44 per share, compared to a net loss of $11.9 million, or $0.35 per share, for the year ended December 31, 2020. Net loss attributable to stockholders for the year ended December 31, 2020 included an income tax benefit of $7.5 million.

Full Year 2022 Financial Outlook:

The Company is introducing financial guidance for the year ending December 31, 2022 of:

•Total revenue in the range of $50.0 million to $63.0 million, representing growth of 3% to 30% year-over-year, compared to total revenue of $48.5 million for the year ended December 31, 2021.
◦Total revenue guidance assumes:
•Advanced Energy revenue in the range of approximately $43.5 million to $56.0 million, representing growth of 1% to 30% year-over-year, compared to Advanced Energy revenue of $43.0 million for the year ended December 31, 2021.
◦The Advanced Energy revenue range assumes that U.S. growth is driven by contributions from Renuvion® sales related to its use as a sub-dermal coagulator following liposuction procedures and that international growth is driven by demand in existing international markets.
◦The low-end of our Advanced Energy revenue range reflects potential impacts on new customer adoption and on procedure-related demand for handpieces as a result of the recent FDA Safety Communication.
•OEM revenue in the range of $6.5 million to $7.0 million, representing growth of 18% to 27% year-over-year, compared to $5.5 million for the year ended December 31, 2021.
•Net loss attributable to stockholders in the range of $21.1 million to $12.1 million, compared to net loss attributable to stockholders of $15.2 million for the year ended December 31, 2021.
•Adjusted EBITDA loss in the range of $12.3 million to $3.0 million, compared to adjusted EBITDA loss of $8.8 million for the year ended December 31, 2021.

Conference Call Details:

Management will host a conference call at 8:00 a.m. Eastern Time on March 17, 2022 to discuss the results of the quarter and to host a question and answer session. To listen to the call by phone, interested parties may dial 877-407-8289 (or 201-689-8341 for international callers) and provide access code 13726730. Participants should ask for the Apyx Medical Corporation Call. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and at:

https://themediaframe.com/mediaframe/webcast.html?webcastid=rZxrcAMy

A telephonic replay will be available approximately two hours after the end of the call through March 31, 2022. The replay can be accessed by dialing 877-660-6853 for U.S. callers or 201-612-7415 for international callers and using the replay access code: 13726730. The webcast will be archived on the Investor Relations section of the Company’s website.

Investor Relations Contact:

ICR Westwicke on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products in the cosmetic and surgical markets. Known for our innovative Helium Plasma Technology, Apyx is solely focused on bringing transformative solutions to the physicians and their patients. Our Helium Plasma Technology is marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion® offers plastic surgeons and cosmetic physicians a unique ability to provide controlled heat to tissue to achieve their desired results. We also leverage our deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, any statements regarding the potential impact of the COVID-19 pandemic and the actions by governments, businesses and individuals in response to the situation; projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration, supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the U.S. Food and Drug Administration and other governmental and regulatory bodies, both domestically and internationally; the impact of the recent FDA Safety Communication on our business and operations; factors relating to the effects of the COVID-19 pandemic; sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

APYX MEDICAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2021	2020	2021	2020
Sales	$16,824	$11,464	$48,517	$27,711
Cost of sales	4,673	3,763	14,916	10,207
Gross profit	12,151	7,701	33,601	17,504
Other costs and expenses:
Research and development	947	918	4,321	3,920
Professional services	2,147	1,468	7,589	7,350
Salaries and related costs	4,728	4,372	17,522	14,630
Selling, general and administrative	6,021	2,996	18,617	11,687
Total other costs and expenses	13,843	9,754	48,049	37,587
Loss from operations	(1,692)	(2,053)	(14,448)	(20,083)
Interest income	2	8	11	241
Interest expense	(1)	(7)	(10)	(46)
Other (losses) income, net	(185)	130	(373)	479
Total other (loss) income, net	(184)	131	(372)	674
Loss before income taxes	(1,876)	(1,922)	(14,820)	(19,409)
Income tax expense (benefit)	134	(391)	380	(7,503)
Net loss	(2,010)	(1,531)	(15,200)	(11,906)
Net loss attributable to non-controlling interest	(7)	(4)	(28)	(10)
Net loss attributable to stockholders	$(2,003)	$(1,527)	$(15,172)	$(11,896)

Loss per share
Basic and Diluted	$(0.06)	$(0.04)	$(0.44)	$(0.35)

Weighted average number of shares outstanding - basic and diluted	34,373	34,269	34,332	34,212

APYX MEDICAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$30,870	$41,915
Trade accounts receivable, net of allowance of $430 and $300	13,038	8,399
Income tax receivables	7,642	7,654
Other receivables	483	1,275
Inventories, net of provision for obsolescence of $263 and $388	6,778	4,051
Prepaid expenses and other current assets	1,926	2,795
Total current assets	60,737	66,089
Property and equipment, net	6,575	6,541
Operating lease right-of-use assets	121	237
Finance lease right-of-use assets	178	437
Other assets	1,110	807
Total assets	$68,721	$74,111

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,631	$1,511
Accrued expenses and other liabilities	10,287	7,278
Current portion of operating lease liabilities	122	126
Current portion of finance lease liabilities	165	238
Total current liabilities	13,205	9,153
Long-term operating lease liabilities	—	129
Long-term finance lease liabilities	18	183
Long-term contract liabilities	1,323	621
Other liabilities	166	166
Total liabilities	14,712	10,252
EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized; 34,409,912 issued and outstanding as of December 31, 2021, and 34,289,222 issued and outstanding as of December 31, 2020	34	34
Additional paid-in capital	66,221	61,066
(Accumulated deficit) retained earnings	(12,551)	2,621
Total stockholders' equity	53,704	63,721
Non-controlling interest	305	138
Total equity	54,009	63,859
Total liabilities and equity	$68,721	$74,111

APYX MEDICAL CORPORATION RECONCILIATION OF GAAP NET LOSS RESULTS TO NON-GAAP ADJUSTED EBITDA (Unaudited)
Use of Non-GAAP Financial Measure

We present the following non-GAAP measure because we believe such measure is a useful indicator of our operating performance. Our management uses this non-GAAP measure principally as a measure of our operating performance and believes that this measure is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that this measure is useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measure in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income (loss) attributable to stockholders (GAAP) plus income tax expense (benefit), interest, depreciation and amortization, and stock-based compensation expense.

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net loss attributable to stockholders	$(2,003)	$(1,527)	$(15,172)	$(11,896)
Interest income	(2)	(8)	(11)	(241)
Interest expense	1	7	10	46
Income tax expense (benefit)	134	(391)	380	(7,503)
Depreciation and amortization	229	225	903	887
Stock based compensation	1,341	1,001	5,088	4,210
Adjusted EBITDA	$(300)	$(693)	$(8,802)	$(14,497)

The following unaudited table presents a reconciliation of net loss attributable to stockholders to Adjusted EBITDA loss for the year ending December 31, 2022. The reconciliation assumes the mid-point of the Adjusted EBITDA loss range and the midpoint of each component of the reconciliation, corresponding to guidance for GAAP net loss attributable to stockholders of $21.1 million to $12.1 million for the year ending December 31, 2022.

(In millions)	Year Ending December 31, 2022
Net loss attributable to stockholders	$(16.6)
Interest income	—
Interest expense	—
Income tax expense	0.4
Depreciation and amortization	1.2
Stock based compensation	7.3
Adjusted EBITDA	$(7.7)